Exhibit 10.23

Form of 2021 Pro Rata Vesting
Dollars-At-Work Grant Certificate

Allocation of Dollars-At-Work
Limited Partner:

Grant Date:

Fund Investments Subject to DAW:

Total DAW Allocation (in US Dollars):

Vesting Schedule:
DAW will vest pro rata on each applicable service vesting date set forth in the chart immediately below (the “Pro Rata Vesting DAW”), subject to your continued employment on those dates as provided in Section 2(a) of Appendix A and the other terms and conditions of this Grant Certificate:

Percentage of Pro Rata Vesting DAW Vesting:	Applicable Service Vesting Date:

Acceptance and Agreement
Reference is made to the Amended and Restated Limited Partnership Agreement, dated October 1, 2009, as amended (the “Partnership Agreement”), of KKR Associates Holdings L.P. (the “Partnership”).  Capitalized terms used but not defined in this Dollars-At-Work Grant Certificate (this “Grant Certificate”) have the meanings given to them in the Partnership Agreement.  The Limited Partner identified above (the “Grantee”) and the Limited Partner interests in certain Carry Proceeds as contemplated by the Partnership Agreement (“Dollars-at-Work” or “DAW”) that are granted hereby shall be subject to the terms and conditions set forth in this Grant Certificate and the Partnership Agreement.  All references to the Grant Certificate shall include Appendix A and Appendix B hereto.

In order to accept the DAW allocated to you by this Grant Certificate, please check the box below to confirm your acceptance of and agreement to be bound by this Grant Certificate.

☐  By checking this box, (i) I accept this Grant Certificate and agree to be bound by all of the terms and conditions of this Grant Certificate, including Appendix A and Appendix B hereto, as a legally binding agreement between the Grantee and the Partnership; (ii) I represent and warrant that I am duly authorized to accept and agree to be bound by this Grant Certificate; and (iii) I agree that this Grant Certificate shall be governed by, and construed in accordance with the laws of the Cayman Islands (except as set forth in Appendix B hereto) and that Sections 8 and 19(3) of the Electronic Transactions Act (As Revised) of the Cayman Islands shall not apply to this Grant Certificate.  I agree, and it is my intent, to sign this document by checking this box and electronically submitting this document to the General Partner on behalf of the Partnership.  It is my intent to be legally bound by this Grant Certificate, and I understand that my checking this box and submitting this document in this fashion is the legal equivalent of having placed my handwritten signature on the submitted document and delivering it to the General Partner on behalf of the Partnership.

Appendix A

Terms and Conditions

Subject to the Grantee’s acceptance of and agreement to be bound by this Grant Certificate, the Partnership hereby issues to the Grantee the DAW from certain Fund Investments identified in this Grant Certificate as allocated to the Grantee as a Participating Partner in the books and records of the Partnership, subject to the other terms and conditions of this Grant Certificate and the Partnership Agreement.  The DAW granted hereby is unvested as of the Grant Date and will vest as set forth in the vesting schedule specified above, subject to the Grantee’s continued Employment through each applicable service vesting date specified above and the other terms and conditions contained in this Grant Certificate.  Except as provided in this Grant Certificate, upon the termination of Employment of the Grantee, any DAW that has not vested as of the earlier of the Date of Termination and Termination Notice Date shall immediately be forfeited as of such earlier date for no consideration.

Notwithstanding anything to the contrary in this Grant Certificate, the Partnership Agreement or any other document, this grant of DAW is conditioned upon and subject to the Grantee’s agreement to be bound by the Confidentiality and Restrictive Covenant Agreement that is included hereto as Appendix B, which shall constitute a “Confidentiality and Restrictive Covenant Agreement” under the Partnership Agreement (and which shall be amended or replaced after the date hereof in any Confidentiality and Restrictive Covenant Agreement executed by the Grantee with the Partnership, KKR Holdings L.P., KKR & Co. Inc. or any of their respective Affiliates).  In addition, all references to Grantee in this Grant Certificate shall include all of the Grantee’s Affiliates, as necessary in order to give full effect to the provisions set forth herein, including references to the individual having Employment with the KKR Group if the Grantee is a trust or other estate planning vehicle of such individual.

1          Definitions

The capitalized terms below have the following definitions for purposes of this Grant Certificate, and in the event of any conflict in the definitions provided in this Appendix A and Appendix B, the definitions set forth in Appendix B shall apply only to Appendix B.

“Cause” means, with respect to the Grantee, the occurrence or existence of any of the following as determined fairly on an informed basis and in good faith by the General Partner or the Designated Service Recipient (as defined in Appendix B): (i) any act of fraud, misappropriation, dishonesty, embezzlement or similar conduct by the Grantee against any member of the KKR Group (including the Corporation (as defined in Appendix B)) or a Portfolio Company (as defined in Appendix B), (ii) a Regulatory Violation[1] that has a material adverse effect on (x) the business of any member of the KKR Group or (y) the ability of the Grantee to function as an employee, associate or in any similar capacity (including consultant) with respect to the KKR Group, taking into account the services required of the Grantee and the nature of the business of the KKR Group, or (iii) a material breach by the Grantee of a material provision of any Written Policies & Agreements[2] or the deliberate failure by the Grantee to perform the Grantee’s duties to the KKR Group, provided that in the case of this clause (iii), the Grantee has been given written notice of such breach or failure within 45 days of the KKR Group becoming aware of such breach or failure and, where such breach or failure is curable, the Grantee has failed to cure such breach or failure within (A) 15 days of receiving notice thereof or (B) such longer period of time, not to exceed 30 days, as may be reasonably necessary to cure such breach or failure provided that the Grantee is then working diligently to cure such breach or failure; and provided further, that if such breach or failure is not capable of being cured, the notice given to the Grantee may contain a date of termination that is earlier than 15 days after the date of such notice.  The General Partner and the Grantee intend that this definition should conform to the definition of “Cause” contained in any of the Grantee’s Grant Agreements to the extent determined by the General Partner, in its sole discretion, to conform to such Grant Agreement, and the General Partner is authorized, but not obligated, to apply any changes therein occurring after the date of this Grant Certificate to this definition with respect to such Grantee without requiring such Grantee’s consent pursuant to this Grant Certificate or the Partnership Agreement.

“Date of Termination” means the date on which the Grantee becomes a Terminated Grantee.

“Determination Date” means the date on which the General Partner makes its determination with respect to the Grantee’s Confidentiality and Restrictive Covenant Agreement or Employment as contemplated by this Grant Certificate; provided that the General Partner, in its sole discretion, may instead select the Termination Notice Date or the Date of Termination to be the Determination Date.

“Disability” means the Grantee’s inability to perform in all material respects the Grantee’s duties and responsibilities to the KKR Group, by reason of a physical or mental disability or infirmity which inability is reasonably expected to be permanent and has continued (i) for a period of six consecutive months or (ii) such shorter period as the General Partner may reasonably determine in its sole discretion.  The General Partner and the Grantee intend that this definition should conform to the definition of “Disability” contained in any of the Grantee’s Grant Agreements to the extent determined by the General Partner, in its sole discretion, to conform to such Grant Agreement, and the General Partner is authorized, but not obligated, to apply any changes therein occurring after the date of this Grant Certificate to this definition with respect to such Grantee without requiring such Grantee’s consent pursuant to this Grant Certificate or the Partnership Agreement.

“Employment” means the Grantee’s employment or engagement (including any similar association determined by the General Partner to constitute employment or engagement for purposes of this Grant Certificate) with (x) a member of the KKR Group or (y) any consultant or service provider that provides services to any member of the KKR Group; provided that in the case of clause (y), the services provided by service provider must be approved in writing by the General Partner, in its sole discretion, in order to qualify as “Employment” for this Grant Certificate, and any accelerated vesting set forth in Grant Certificate shall not apply to them unless otherwise determined by the General Partner in its sole discretion.  The General Partner and the Grantee intend that this definition should conform to the definition of “Employment” contained in any of the Grantee’s Grant Agreements to the extent determined by the General Partner, in its sole discretion, to conform to such Grant Agreement, and the General Partner is authorized to apply any changes therein occurring after the date of this Grant Certificate to this definition with respect to such Grantee without requiring such Grantee’s consent pursuant to this Grant Certificate or the Partnership Agreement.

“Grant Agreement” means, with respect to the Grantee, any equity award agreement accepted by such Grantee under the Amended and Restated KKR & Co. Inc. 2010 Equity Incentive Plan, the Amended and Restated KKR & Co. Inc. 2019 Equity Incentive Plan, as it may be amended or restated from time to time, or any other equity incentive plan of KKR & Co. Inc. (or its successor).

“KKR Group” means (i) the KKR & Co. Inc. and KKR Management LLP (and its successors), (ii) any direct or indirect subsidiaries of KKR & Co. Inc., including but not limited to the Group Partnership and its direct and indirect subsidiaries (not including Portfolio Companies (as defined in Appendix B)), (iii) KKR Holdings L.P., the Partnership and KKR Associates Reserve L.P., their respective general partners and successors, and their respective direct and indirect subsidiaries, and (iv) any investment fund, account or vehicle that is managed, advised or sponsored by any direct or indirect subsidiary of KKR & Co. Inc.

“Retirement” means the resignation by the Grantee of the Grantee’s Employment with the KKR Group (other than for Cause), on or after the date that the Grantee’s age plus the Grantee’s years of Employment with KKR Group equals at least 80. The General Partner and the Grantee intend that this definition should conform to the definition of “Retirement” contained in any of the Grantee’s Grant Agreements to the extent determined by the General Partner, in its sole discretion, to conform to such Grant Agreement, and the General Partner is authorized to apply any changes therein occurring after the date of this Grant Certificate to this definition with respect to such Grantee without requiring such Grantee’s consent pursuant to this Grant Certificate or the Partnership Agreement.

“Terminated Grantee” means the earlier to occur of (i) withdrawal by or removal of the Grantee from the Partnership for any reason, (ii) termination of the Grantee’s Employment for any reason including Retirement (or, subject to the General Partner’s sole discretion, the date on which a Termination Notice is

1          “Regulatory Violation” means, with respect to the Grantee (i) a conviction of the Grantee based on a trial or by an accepted plea of guilt or nolo contendere of any felony or misdemeanor crime involving moral turpitude, false statements, misleading omissions, forgery, wrongful taking, embezzlement, extortion or bribery, (ii) a final determination by any court of competent jurisdiction or governmental regulatory body (or an admission by the Grantee in any settlement agreement) that the Grantee has violated any U.S. federal or state or comparable non-U.S. securities laws, rules or regulations or (iii) a final determination by self-regulatory organization having authority with respect to U.S. federal or state or comparable non-U.S. securities laws, rules or regulations (or an admission by the Grantee in any settlement agreement) that the Grantee has violated the written rules of such self-regulatory organization that are applicable to any member of the KKR Group.

2          “Written Policies & Agreements” means with respect to (i) any Grantee having Employment with a member of the KKR Group, the written policies of the KKR Group included in its employee manual, code of ethics and confidential information and information barrier policies and procedures and other documents relating to the Grantee’s Employment with the KKR Group, as applicable, and any agreements between the Grantee and a member of the KKR Group relating to the Grantee’s Employment with the KKR Group, including but not limited to an employment agreement, if any, and this Confidentiality and Restrictive Covenant Agreement, and (ii) any Grantee having an Employment with a consultant or service provider (as approved by the Designated Service Recipient) that is not a member of the KKR Group, the written policies of the KKR Group included in its code of ethics and confidential information and information barrier policies and procedures and other documents of the KKR Group relating to the Grantee’s services to the KKR Group, as applicable, and any agreements between the Grantee or such consultant or service provider, on the one hand, and any member of the KKR Group, on the other, relating to Grantee’s services to the KKR Group, including but not limited to a consulting agreement.

provided by or to the Grantee), and (iii) with respect to any Family Related Partner (as defined in the Partnership Agreement) of the Grantee or any transferee of any of the Grantee’s interests in the Partnership, the date on which the Grantee becomes a Terminated Grantee.

“Termination Notice” means a notice of termination of the Grantee’s Employment for any reason provided by either the Grantee or a member of the KKR Group.

“Termination Notice Date” means the date on which a Termination Notice is provided by the Grantee or a member of the KKR Group.

2          Vesting

(a)          Pro Rata Vesting.  Subject to Section 4 of this Appendix A, Pro Rata Vesting DAW will vest as set forth in the chart above in the “Vesting Schedule” at the beginning of this Grant Certificate, subject to Grantee’s continued Employment on the Applicable Service Vesting Date indicated in such chart.  Vesting will be effective only on December 31 of the applicable year (subject to Grantee’s continued Employment on such date) and will not be prorated for partial years, except as otherwise determined by the General Partner, in its sole discretion.  The Partnership shall be entitled to recoup pursuant to Section 5(c) any Carry Proceeds that the Grantee received prior to the Date of Termination with respect to any portion of the Pro Rata Vesting DAW that was unvested at the time that such Carry Proceeds were then received by the Grantee.

(b)          Acceleration and Distributions.  Notwithstanding anything to the contrary in Section 2(a) above, the General Partner may determine, in its sole discretion, to accelerate any vesting arrangements, including, without limitation, immediate vesting or vesting on a date other than December 31.  In addition, the Grantee acknowledges and agrees that the General Partner is authorized and entitled to establish reasonable policies and procedures with respect to the distribution of Carry Proceeds in the ordinary course, including the establishment of specific dates on which Carry Proceeds are distributed to similarly situated Grantees.

3          Changes in Employment Status

(a)  With respect to Pro Rata Vesting DAW, if the Grantee becomes a Terminated Grantee or if a Termination Notice is provided before the Grantee’s DAW is 100% vested, the Grantee will not be entitled to any additional vesting in respect of any such DAW after the earlier to occur of the Termination Notice Date or the Date of Termination, except as otherwise determined by the General Partner, in its sole discretion.

(b)  Except as otherwise determined by the General Partner, in its sole discretion, the Grantee shall not be entitled to receive any Carry Proceeds that may have accrued with respect to the Grantee’s DAW between (x) the earlier of the date on which the Grantee becomes a Terminated Grantee and the Termination Notice Date and (y) the date on which (i) the General Partner has ordinarily set for distributions of Carry Proceeds to Limited Partners of the Partnership and (ii) immediately follows the date identified in clause (x).

4          Death, Disability or Retirement

(a)  Upon the death or Disability of the Grantee, the Grantee’s Pro Rata Vesting DAW will automatically become 100% vested but only if the Grantee is not a Terminated Grantee and no Termination Notice has been provided at such time, and except as otherwise determined by the General Partner, in its sole discretion.

(b)  Upon the Retirement of the Grantee, the Grantee’s Pro Rata Vesting DAW will automatically vest with respect to the portion of the Pro Rata Vesting DAW that would have vested on the next two Applicable Service Vesting Dates, except as otherwise determined by the General Partner, in its sole discretion.

5          Forfeiture and Clawback for Breach of a Restrictive Covenant; Reduction, Clawback and Right of Set Off; Reserve

(a)  Upon the determination by the General Partner, in its sole discretion, that the Grantee has breached, in any significant or intentional manner, the Grantee’s Confidentiality and Restrictive Covenant Agreement or that the Grantee’s Employment is terminated for Cause: (i) the Grantee shall immediately forfeit all of the Grantee’s rights and entitlements with respect to the Grantee’s DAW and any other payments or benefits with respect to the Grantee’s interest in any Fund Investment, if any, in each case, whether or not then vested, following the Determination Date; and (ii) the General Partner shall not be required to cause the Partnership to distribute any additional amounts with respect to the Grantee’s DAW or any other payments or benefits with respect to the Grantee’s interest in any Fund Investment, if any, to the Grantee, on or following the Determination Date; provided that to the extent the General Partner has distributed such amounts as described in this clause (ii), the General Partner, in its sole discretion, may require the Grantee to repay to the Partnership (by the date specified by the General Partner), an amount in cash equal to any such amounts distributed as described in this clause (ii).

(b)  The General Partner may, in its sole discretion, determine to apply any of the provisions, or refrain from applying any of the provisions, of the foregoing paragraph, including but not limited to (x) determining whether there has occurred any breach (including anticipatory breach) of the Confidentiality and Restrictive Covenant Agreement or whether the Grantee’s Employment is terminated for Cause, (y) determining to permit the forfeiture of less than all of the Grantee’s rights and entitlements with respect to the Grantee’s DAW or (z) determining that no amounts or less than all of the distributions made pursuant to clause (ii) of the prior paragraph is required to be returned to the Partnership.

(c)  In addition, if the Grantee receives any amount in excess of what the Grantee is entitled to receive as a DAW for any reason (including without limitation by reason of a financial restatement, mistake in calculations or other administrative error), then (i) the Grantee shall be required to repay such excess amount to the Partnership, and (ii) the Partnership and the KKR Group shall have the right to clawback, forfeit, cancel, recoup, reduce or set-off any distribution or payment that is due or payable (or that the General Partner or a member of the KKR Group reasonably determines may become due or payable) to the Grantee pursuant to any agreement with the KKR Group (including but not limited to the partnership agreements of KKR Holdings L.P.) to satisfy any such unrepaid, excess amount.  Without limiting the foregoing, all of the Grantee’s rights, entitlements, payments and benefits with respect to any such Fund Investment in which any Grantee is a Participating Partner shall be subject to clawback, forfeiture, cancellation, recoupment, reduction or set-off to the extent necessary to comply with applicable law or any written policy adopted by the General Partner in good faith and in the best interests of the Partnership, which provides for the clawback, forfeiture, cancellation, recoupment, reduction or set-off of DAW that is applicable to all Grantees having Employment.  In addition, without limiting the foregoing, the General Partner shall have the right to clawback, forfeit, cancel, recoup, reduce or set-off any distribution or payment that is due or payable (or that the General Partner reasonably determines may become due or payable) to the Grantee pursuant to any agreement with KKR & Co. Inc., KKR Holdings L.P., the Partnership and their respective Affiliates or otherwise for the purpose of fulfilling any present or future obligation or liability of whatever nature (whether matured or unmatured, absolute or contingent) that such Grantee has to make (or that the General Partner reasonably determines may become such an obligation or liability to make) any payment or contribution to the KKR & Co. Inc., KKR Holdings L.P., the Partnership and their respective Affiliates, regardless of whether the payment or contribution is currently due or payable, or may become due or payable in the future, whether in advance of or without adjudication (provided that the General Partner must act in good faith when determining any such reduction or set-off), and notwithstanding any other agreements between such Grantee and KKR & Co. Inc., KKR Holdings L.P., the Partnership and their respective Affiliates entered into prior to the date hereof.  The General Partner, KKR Holdings L.P., KKR & Co. Inc. and their respective Affiliates are expressly authorized to take any and all actions on the Grantee’s behalf (including, without limitation, payment, credit and satisfaction of amounts owed) in connection with the clawback, forfeit, cancel, recoup, reduce or set-off of any amount pursuant hereto.  For all purposes of this Grant Certificate and the Partnership Agreement, KKR Holdings II L.P. is an Affiliate of KKR & Co. Inc.

(d)  Notwithstanding the foregoing clause (c) or any other provision in the Grant Certificate or the Partnership Agreement to the contrary, the Grantee acknowledges and agrees that the Grantee is obligated to return to the Partnership the Grantee’s share of any amount of Fund Carry Clawback that the Group Partnership, directly or indirectly through one or more of its subsidiaries, is obligated to return to a Fund (such obligations of the Grantee, the “Clawback Obligations”).  To assist with the Grantee’s obligation to fund the Grantee’s Clawback Obligations, the Grantee acknowledges and agrees that the General Partner has been and is authorized to withhold (and to establish, or cause to be established, a reserve to be funded by) a reasonable portion of the Carry Proceeds that would otherwise be distributed to the Grantee pursuant to the Partnership Agreement.  The Grantee shall not be required to return any amount of the Grantee’s Clawback Obligations in excess of (x) the total distributions of Carry Proceeds received by (or held in reserve for) the Grantee in respect of the Fund for which the Grantee’s Clawback Obligation arises less (y) any amounts that the Fund Carry Clawback for such Fund permits to be deducted from the amount to be returned to such Fund, including taxes paid or payable, if applicable.  Any amounts held in reserve for the Grantee in respect of the applicable Fund for which the Grantee’s Clawback Obligation arises shall be applied to satisfy such Clawback Obligation prior to requesting the Grantee to remit any additional amounts to satisfy such Clawback Obligation.

6          Miscellaneous

(a)  The General Partner’s determination, in its sole discretion, of any of the matters set forth in this Grant Certificate shall be final, binding and conclusive, when evidenced by a written instrument made by or on behalf of the General Partner and entered into the books and records of the Partnership.

(b)  In the event of a conflict between any term or provision contained in the Partnership Agreement and the Grant Certificate, the applicable terms and provisions of the Grant Certificate will govern and prevail, except that notwithstanding the foregoing or any other provision in this Grant Certificate to the contrary, nothing in this Grant Certificate is intended to amend, modify or override the Grantee’s obligations to return Carry Interest proceeds in respect of a Fund Carry Clawback as contemplated by Section 5.5 of the Partnership Agreement.  Except as otherwise explicitly amended by this Grant Certificate, the provisions of the Partnership Agreement remain in full force and effect and shall be incorporated herein by reference.

(c)  This Grant Certificate shall be governed by, and construed in accordance with, the laws of the Cayman Islands without giving effect to any governing principles of conflicts of law that would apply the laws of another jurisdiction.